Exhibit 3.389
PARTNERSHIP AGREEMENT
OF
CLINTON COUNTY LANDFILL PARTNERSHIP
     This Partnership Agreement is entered into as of March 9, 2004, between Allied Waste North America, Inc., a Delaware corporation, and Allied Waste Landfill Holdings, Inc., a Delaware corporation, each individually referred to herein as a “ Partner,” and collectively as “Partners.”
     SECTION 1. DEFINITIONS; THE PARTNERSHIP
     1.1 Definitions. Capitalized words and phrases used in this Agreement shall have the meanings set forth in Section 10.11 hereof.
     1.2 Formation. The Partners hereby form the Partnership as a general partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.
     1.3 Name. The name of the Partnership is Clinton County Landfill Partnership, an Indiana general partnership. The name of the Partnership may be changed upon the consent of the Partners.
     1.4 Purpose. The purpose of the Partnership and the general character of its business are primarily to engage in and conduct the business of owning and operating landfills, and to engage in any other activity permitted under Indiana law and the laws of any jurisdiction in which the Partnership may do business.
     1.5 Office. The principal office of the Partnership shall be maintained at 15880 North Greenway Hayden Loop, Suite 100, Scottsdale, Arizona 85260, or at any other location as the Partners may from time to time designate.
     1.6 Term. The term of the Partnership shall continue until December 31, 2050, unless the Partnership is dissolved earlier as set forth in this Agreement, or is continued by the Partners.
     SECTION 2. PERCENTAGE INTERESTS; CAPITAL CONTRIBUTIONS
     2.1 Percentage Interests. The name, address and Percentage Interest of each Partner are set forth on Exhibit A attached hereto.
     2.2 Initial Capital Contributions. Upon the execution hereof, the Partners will contribute cash or assets to the Partnership as set forth opposite their names on Exhibit A.

     2.3 Additional Capital Contributions. Following the capital contributions described in Section 2.2 hereof, no Partner shall be obligated to make additional capital contributions to the Partnership, except upon the written agreement of all Partners.
     2.4 Limitations Pertaining to Capital Contributions.
          (a) Return of Capital. Except as otherwise provided in this Agreement, no Partner shall withdraw any capital contributions or any portion of such Partner’s Capital Account without the written consent of the other Partner. Under circumstances requiring a return of capital, no Partner shall have the right to receive property other than cash, except as may be specifically provided herein.
          (b) No Interest or Salary. No Partner shall receive any interest, salary or drawing with respect to such Partner’s capital contributions or Capital Account or for services rendered for or on behalf of the Partnership, unless agreed upon in writing by all Partners.
          (c) No Third Party Rights. Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Partnership, and no creditor of the Partnership will be entitled to require the Partners to solicit capital contributions from any Partner or to make any capital contributions to the Partnership.
          (d) Withdrawal. No Partner may voluntarily or involuntary withdraw from the Partnership or terminate its interest therein without the written consent of the other Partner.
     2.5 Partner Loans. Upon the approval of a Majority in Interest of the Partners, any Partner may make loans (“ Partner Loans”) to the Partnership, which shall bear interest and be repaid on such reasonable terms and conditions as may be approved by a Majority in Interest of the Partners. No Partner shall be required to make a Partner Loan unless such Partner has agreed in writing to make a Partner Loan.
     SECTION 3. DISTRIBUTIONS
     Except as otherwise provided in Section 9.2 hereof, Net Cash Flow, if any, shall be distributed to the Partners in proportion to their Percentage Interests at such time or times as may be determined by the agreement of a Majority in Interest of the Partners.
     SECTION 4. ALLOCATIONS
     4.1 Profits and Losses. After giving effect to the special allocations set forth in Section 4.2 hereof, all Profits and Losses for any fiscal year shall be allocated to the Partners in proportion to their Percentage Interests.

     4.2 Regulatory and Curative Allocations. The allocations set forth in Section 4.1 hereof are intended to comply with the requirements of Regulations Sections 1.704-1(b) and 1.704-2. If the Partnership incurs “nonrecourse deductions” or “partner nonrecourse deductions,” or if there is any change in the Partnership’s “ minimum gain,” as defined in such Regulations, the allocation of Profits, Losses and items thereof to the Partners shall be modified in a reasonable manner deemed necessary or advisable by the Partners, upon appropriate legal or tax advice, to comply with such Regulations.
     SECTION 5. MANAGEMENT
     5.1 General. Except as may otherwise be set forth herein, all decisions relating to the conduct and management of the Partnership’s business and affairs shall be made by a Majority in Interest of the Partners. The Partners shall devote such time and effort as is necessary for the management of the Company and the conduct of its business, but shall not be required to devote their full time efforts to the Company.
     5.2 Right to Rely on Either Partner. Any Person dealing with the Partnership shall be entitled without further inquiry to rely on the signature of either Partner to bind the Partnership in any matter whatsoever affecting the Partnership.
     SECTION 6. BOOKS AND RECORDS
     6.1 Books and Records. The Partnership shall keep adequate books and records at its place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Partnership’s business. Each Partner or its designated representative shall have the right, at any reasonable time, to have access to and inspect and copy the contents of such books or records.
     6.2 Tax Matters. Necessary tax information shall be delivered to each Partner after the end of each fiscal year of the Partnership. The Partners shall select one of the Partners to act as the “ tax matters partner” pursuant to the Code, and the tax matters partner shall coordinate with the Partnership’s accountants the preparation of tax information and tax returns relating to the Partnership.
     SECTION 7. AMENDMENTS
     This Agreement may be amended only by a written instrument signed by all Partners.
     SECTION 8. TRANSFER OF PARTNERSHIP INTERESTS
     No Partner shall transfer, sell, assign, encumber, pledge, hypothecate or otherwise dispose of all or any part of its interest in the Partnership without first obtaining the written consent of all other Partners. Any purported transfer, sale, assignment, encumbrance, pledge, hypothecation or other disposition of a Partnership interest in violation of this Section 8 shall be void and shall not cause or constitute a dissolution of the Partnership.
     SECTION 9. DISSOLUTION AND WINDING UP
     9.1 Dissolution. The Partnership shall dissolve upon the first to occur of any of the following events:
          (a) The expiration of the term of the Partnership as set forth herein, unless that term is extended by all Partners;
          (b) The unanimous election of the Partners to dissolve the Partnership; or
          (c) The dissolution of the Partnership within the meaning of the Act.
     9.2 Winding Up. Upon a dissolution of the Partnership, the Partners shall take full account of the Partnership’s liabilities and property, and the Partnership’s property shall be liquidated as promptly as is consistent with obtaining the fair value thereof. During the period of liquidation, the business and affairs of the Partnership shall continue to be governed by the provisions of this Agreement. The proceeds from liquidation of the Partnership’s property, to the extent sufficient therefor, shall be applied and distributed in the following order:
          (a) To the payment and discharge of all of the Partnership’s debts and liabilities and the establishment of any necessary reserves; and
          (b) To the Partners in proportion to their Percentage Interests.
     9.3 Rights of Partners. Except as otherwise provided in this Agreement, the Partners shall look solely to the assets of the Partnership for the return of their capital contributions and shall have no right or power to demand or receive property other than cash from the Partnership.
     SECTION 10. MISCELLANEOUS
     10.1 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Partner to whom the same is directed, or sent by regular, registered or certified mail, return receipt requested, addressed as follows: if to the Partnership, to the Partnership at the address set forth in Section 1.5 hereof, or to such other address as the Partnership may from time to time specify by notice to the Partners in accordance with this Section 10.1, or, if to a Partner, to such Partner at the address for such Partner set forth below the Partner’s name on Exhibit A, or to such other address as the Partner may from time to time specify by notice to the Partnership in accordance with this Section 10.1. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally or if sent by regular mail, or as of the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, if sent by registered or certified mail, postage and charges prepaid.
     10.2 Binding Effect. Every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives and permitted successors, transferees and assigns.
     10.3 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner.
     10.4 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     10.5 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
     10.6 Additional Documents. Each Partner, upon the request of the other Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out this Agreement.
     10.7 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.
     10.8 Governing Law. The laws of the State of Indiana shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Partners.
     10.9 Waiver of Action for Partition. Each Partner irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership’s property.
     10.10 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if each Partner had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
     10.11 Glossary. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.11:
     “ Act” means the provisions of the Indiana Code applicable to partnerships, as amended from time to time (or any corresponding provisions of succeeding law).

     “ Agreement” means this Partnership Agreement, as amended from time to time. Words such as “ herein,” “ hereinafter,” “ hereof,” “hereto” and “ hereunder” refer to this Agreement as a whole, unless the context otherwise requires.
     “ Capital Account” means, with respect to any Partner, a capital account maintained for such Partner in accordance with Code Section 704(b) and Regulations promulgated thereunder.
     “ Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
     “ Majority in Interest of the Partners” means Partners owning a simple majority of the Percentage Interests in the Partnership held by all Partners.
     “ Net Cash Flow” means the gross cash proceeds to the Partnership from all sources, less the portion thereof used to pay or establish reserves for (1) Partnership expenses, (2) debt payments, (3) contingencies, or (4) authorized Partnership investments or loans, all as reasonably determined by the Partners.
     “ Partner” means any Person identified as a Partner on Exhibit A attached hereto and any other Person admitted as a Partner pursuant to Section 8 hereof or pursuant to an amendment adopted in accordance with Section 7 hereof. “ Partners” means all such Persons.
     “ Partner Loans” has the meaning given that term in Section 2.5 hereof.
     “ Partnership” means the Partnership formed pursuant to this Agreement and any Partnership continuing the business of this Partnership in the event of dissolution as herein provided.
     “ Percentage Interest” means the Partners’ interests, expressed as a percentage, in certain Profits, Losses and distributions of the Partnership as provided for in this Agreement. The Partners’ Percentage Interests are set forth opposite their names on Exhibit A attached hereto.
     “ Person” means any individual, partnership, corporation, trust, limited liability company or other entity.
     “ Profits” and “ Losses” mean, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), adjusted as deemed necessary by the Partners to comply with Code Section 704(b) and Regulations promulgated thereunder.

     “ Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     10.12 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter covered herein. This Agreement supersedes all prior agreements, representations and understandings of the parties with respect to the subject matter covered hereby. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all parties. All exhibits or schedules attached to this Agreement are incorporated herein by this reference.
     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

Allied Waste North America, Inc. a Delaware corporation		Allied Waste Landfill Holdings, Inc., a Delaware corporation

By: Its:	/s/ D. W. Slager Vice President, Operations	By: Its:	/s/ Jo Lynn White Secretary

EXHIBIT A

	Initial Capital	Percentage
Names and Addresses of Partners	Contribution	Interest
Allied Waste North America, Inc.		99%
15880 North Greenway Hayden Loop
Suite 100
Scottsdale, Arizona 85260

Allied Waste Landfill Holdings, Inc.		1%
15880 North Greenway Hayden Loop
Suite 100
Scottsdale, Arizona 85260